EXHIBIT 4.5

FARM-OUT AGREEMENT (PEP 38753)

FARMOUT AGREEMENT

Dated 2003

BETWEEN:    INDO-PACIFIC ENERGY (NZ) LIMITED, of 284 Karori Rd, Karori, Wellington, New

                        Zealand (“IPENZ”)

                                                                       ( the “Assignor”)

AND:     KRYSTAL CORPORATION PTE LTD, of #4 Adina Rd, City Beach, WA 6015 (the “Assignee”)

INTRODUCTION:

A.	The Assignor is a registered holder of a 50% Participating Interest in Petroleum Exploration Permit PEP 38753, Taranaki, North Island, New Zealand and in the Joint Venture.

B.	The Assignor has agreed to farmout a 20% interest in the Permit and the Joint Venture to the Assignee on the conditions set out in this Agreement.

IT IS AGREED:

1.	DEFINITIONS AND INTERPRETATION

1.1	In this Agreement (including the Recitals), unless the context otherwise requires:

“Act” means the Crown Minerals Act 1991 of New Zealand;

“Agreement” means this agreement, the Introduction and attached schedules which the parties agree are binding on them;

“Assigned Interest” means the 20% Participating Interest to be assigned by the Assignor to the Assignee, as set out in Schedule 1;

“Condition” means the condition precedent set out in clause 2.1.1;

“Deed of Assignment” means a deed of Assignment and Assumption relating to this farmout transaction, substantially in the form attached as Schedule 3;

“Dollar” or “$” means New Zealand dollars;

“Effective Date” means 30 May 2003;

“Earning Obligation”means the consideration for the Assigned Interest to be paid or otherwise provided by the Assignee to the Assignors;

“Joint Venture” means the joint undertaking of the Permit Holders (together with the Assignee after the assignment of the Assigned Interest) to conduct the Joint Operations pursuant to the JVOA;

“JVOA” means that certain Joint Operating Agreement between the then Permit Holders dated 3 February 2003, relating to the Permit Area;

“Minister” means the Minister of Energy for New Zealand or any other person for the time being authorised to administer the Act;

“Parties” means the named parties to this Agreement and their permitted successors and assigns, and “Party” has a corresponding meaning;

“Permit Area” means the area the subject of the Permit at any time;

“Permit Holders” means the holders of the Permit, being at the time of this agreement Tap Oil (New Zealand) Pty Limited, Magellan Petroleum (NZ) Limited and the Assignor;

“working day” means a day other than a Saturday, a Sunday or a public holiday in the place in which the act, matter or thing is to be done or is deemed to be done or received.

1.2	In interpreting this Agreement, unless the context otherwise requires:

	(a)	a term used in this Agreement, which is defined in the JVOA, has the meaning ascribed to it in the JVOA;

	(b)	the headings to this Agreement are for reference only and are not to be used in construing the Agreement;

	(c)	words importing the singular include the plural and vice versa and words importing a gender include any other gender;

	(d)	references to a clause, Schedule or Attachment is to a clause, schedule or attachment to this Agreement;

	(e)	other grammatical forms of a word or phrase defined in this Agreement have a corresponding meaning;

(f)
if any inconsistency between the terms of this Agreement and the terms and provisions of the JVOA arise, the terms and provisions of this Agreement shall prevail as between the Assignor and the Assignee.

2.	CONDITION PRECEDENT

2.1	Consent to Agreement

2.1.1
This Agreement, the Deed of Assignment and the Parties’ rights and obligations under it are conditional upon the Minister granting consent to the assignment of the Assigned Interest in accordance with the Act.

2.1.2
IPENZ must, immediately after the execution of this Agreement and the Deed of Assignment by all Parties, make an application in accordance with the Act to seek the consent referred to in clause 2.1.1. Each Party must use its best endeavours to execute all documents and do and procure to be done all acts and things as are reasonably within its powers to ensure that the Condition is satisfied as soon as is reasonably practicable after the execution of this Agreement. Immediately upon a Party becoming aware that the Condition is satisfied, it must notify the other Parties of such satisfaction.

2.2	Consequences of Non-Satisfaction

2.2.1
If the Condition in clause 2.1.1 has not been satisfied within 6 months after the date of this Agreement or such later date as the Parties may agree in writing, then either Party may, at any time thereafter and for so long as the Minister's consent remains outstanding, terminate this Agreement by giving not less than 30 days’ prior notice to the other Party.

2.2.2	If this Agreement is terminated under clause 2.2.1:

(a)
each Party must do and procure to be done all acts and things and execute and deliver and procure the execution and delivery of all documents as may be reasonably necessary to place all Parties in the positions they would have been in if this Agreement and the Deed of Assignment had not been signed. In particular (but without limitation), within 30 days after the date of termination, the Assignor must reimburse to the Assignee that proportion of the amounts referred to in clause 3 that relate to the Earning Obligation or otherwise to the Assigned Interest already paid by the Assignee and the Assignee must reimburse to the Assignor any revenue received relating to the Assigned Interest; and

(b)

except as otherwise expressly provided in this Agreement, no Party will have any further rights or obligations under this Agreement, and will not be liable to any other Party in respect of any damages, costs or expenses except such as may arise or have arisen as a result of a breach of this Agreement prior to termination under this clause.

2.3	Effective Date

Upon satisfaction of the Condition, the assignment from the Assignors to the Assignee of the Assigned Interest is deemed to have effect from the Effective Date.

3.	EARNING OBLIGATION

3.1	Drilling Obligation

In consideration of the transfer of the Assigned Interest, the Assignee will meet its Earning Obligation as set out in Schedule 2.

3.2	Payment

The Assignee shall pay all money required under this clause 3 to the Joint Account in accordance with the provisions of the JVOA, except for past costs (# 3, Schedule 2) which may be paid into IPENZ account .

4.	ASSIGNEE RIGHTS

4.1	Assigned Interest

As soon as practicable after the date of this Agreement, the Parties will execute and deliver a Deed of Assignment to effect the formal assignment of the Assigned Interest to the Assignee, and the Assignee will have the right to seek specific performance of the execution and delivery of the Deed of Assignment in a court of equity having jurisdiction.

4.2	Participation in Joint Venture

From the Effective Date, the Assignee has the right to be represented on the Operating Committee and to vote in accordance with its Assigned Interest as set out in Schedule 1, subject to continued compliance with its obligations under this Agreement and the JVOA.

4.3	Other Assignments

Assignments and pre-emptive rights will be in accordance with the JVOA. However, if either party wishes to farmout its interest they will consult with the other with a view to enhancing the prospects for all parties of completing successful farmout arrangements.

5.	DEFAULT

5.1	Default by Assignee

5.1.1

If the Assignee defaults in the payment of any money required to be paid by it under clause 3.1 or fails to complete any other obligation under this Agreement and that default is not remedied within 21 days after it receives a notice from the Assignor to remedy the default then, in addition to all other rights of the Assignor under this Agreement and at law, the Assignor has the right to terminate this Agreement, by giving notice to the Assignee and to require the Assignee to:

(a)
reassign to the Assignor (at the Assignee’s sole cost and expense) the Assigned Interest that had been transferred to the Assignee-this clause to override JVOA cl 15 and IPENZ to retain the Assigned Interest; and

(b) forfeit all moneys already paid under clause 3.1.

(c) refund revenues (if any) to an amount sufficient to cover the Unpaid Amount and any costs arising from the default.

5.1.2
On termination, each Party must execute and deliver all documents and use its best endeavours to do and procure to be done all acts, matters and things as may be necessary or desirable to fulfil the obligations under this clause 5.1. Such obligations are without prejudice to any claim any Party may have under this Agreement or the JVOA, or at law, for losses, damages or expenses incurred due to the termination or the default.

5.2	Power of Attorney

The Assignee irrevocably grants to the Assignor a power of attorney, exercisable at any time after termination of this Agreement under clause 2.2.2 or 5.1, whereby the Assignor as attorney shall have power in the Assignee’s name and on its behalf to carry out, execute, sign, seal and deliver all deeds, instruments, acts and things that in the opinion of the Assignor are reasonably necessary to carry out, execute, sign, seal, deliver or do in order to retransfer the Assigned Interest to the Assignor in accordance with the provisions of this Agreement. Any act or thing done by the attorney on behalf of the Assignee in accordance with this clause binds the Assignee absolutely. The Assignee must, at all times, indemnify and hold harmless the attorney and its directors, officers, employees and representatives from and against any and all claims, damages and liabilities arising out of any act or thing reasonably done, and any obligation or responsibility reasonably assumed by the attorney on behalf of the Assignee.

6.	REPRESENTATIONS, WARRANTIES AND COVENANTS

6.1	Assignors’ Warranties

6.1.1	The Assignor represents and warrants in respect of the Assigned Interest that, at the date of this Agreement:

(a)	no act, event or omission has occurred which (or which with the passage of time) would render it liable to be struck off the register of the place in which it is incorporated;

(b)	it has full power and authority to enter this Agreement and to perform and observe the terms and conditions of this Agreement;

(c)
it is not in liquidation nor has it passed any resolution for its winding up, no receiver or receiver and manager has been appointed over all or any part of its property or undertaking, no petition has been presented for its winding up and no writ of execution has been issued against it or any of its property and, to the best of its knowledge, information and belief, no such action is threatened or contemplated and no act, event or omission has occurred which (or which with the passage of time) might result in any such event or action;

(d)	it is the legal and beneficial owner of its Participating Interest;

(e)

it has clear and marketable title to its Participating Interest and that interest is free and clear of any and all encumbrances, overrides or carries or rights or interests of third parties of any nature other than:

     i. rights or interests created by the Act or the Permit; or
    ii. rights or interests created under the JVOA;

(f)
to the best of its knowledge, information and belief, after having made due enquiry, the Permit is in full force and effect and not subject to forfeiture or any other related process of any kind which may affect the title or good standing of the Permit for any reason;

(g)
it is not engaged in any litigation or arbitration proceedings or other dispute in respect of the Permit, nor is it aware, to the best of its knowledge, information and belief, after having made due enquiry, of any pending or threatened litigation or arbitration proceedings or other dispute in respect of the Permit;

(h)	it is not aware of any outstanding breach of any lawful obligation that will materially adversely affect the Permit;

(i)
it is not aware of any material circumstances which have not been disclosed in writing to the Assignee prior to the date of this Agreement and which might reasonably be expected materially and adversely to affect the Permit or the value of the Assigned Interest or which might otherwise be material to the Assignee;

(j)	the JVOA remains in force; and

(k) it is not in breach of the JVOA and there are no subsisting breaches of the JVOA by any other party to the JVOA that have not been disclosed in writing to the Assignee.

6.2	Assignee’s Warranties

The Assignee represents and warrants to the Assignor that, as at the date of this Agreement:

(a) no act, event or omission has occurred which (or which with the passage of time) would render it liable to be struck off the register of the place in which it is incorporated;

(b) it has full power and authority to enter this Agreement and to perform and observe the terms and conditions of this Agreement;

(c)
it is not in liquidation nor has passed any resolution for its winding up, no receiver or receiver and manager has been appointed over all or any part of its properties or undertakings, no petition has been presented for its winding up and no writ of execution has been issued against it or any of its property and, to the best of its knowledge, information and belief, no such action is threatened or contemplated and no act, event or omission has occurred which (or which with the passage of time) might result in any such event or action.

6.3	No Merger

The warranties given in clauses 6.1 and 6.2 will not merge on the satisfaction of the Condition.

7.	RECORDS AND DATA

The Assignor must deliver to the Assignee a copy of all records, financial information, data and information of a technical nature relating to its proportion of the Assigned Interest reasonably requested by the Assignee as soon as practicable after the request is made. If this Agreement is terminated for any reason, the Assignee must immediately return all records, data and information provided to it, and all copies made by it or its employees, contractors, consultants or other agents, to the relevant Assignor.

8.	CONFIDENTIALITY

Clause 18 of the JVOA shall apply to this Agreement and all of its provisions and other information provided pursuant to this Agreement by the Assignor to the Assignee.

9.	ASSIGNMENT

A Party may not assign its rights or novate its obligations under this Agreement unless it first complies with the provisions of the JVOA regarding assignments.

10.

RISK

The Assignor retains all risk and liability connected with ownership of and operations undertaken in connection with the Assigned Interest on or prior to the Effective Date, and the Assignor must, to the extent of the Assigned Interest, indemnify, defend and hold the Assignee harmless from all costs, liabilities, penalties, claims, causes of action, demands, lawsuits and expenses (including without limitation, court costs and legal fees) associated with ownership of the Assigned Interest or arising out of any operation, accident, act, event or circumstance occurring in connection with the Assigned Interest, on or prior to the Effective Date. After the Effective Date, the Assignee assumes all risk and liability connected with ownership of and operations undertaken in connection with the Assigned Interest.

11.	COSTS

11.1

Subject to clause 11.2, any consent fee payable under the Act in respect of this Agreement and the Deed of Assignment or any reassignment of the Assigned Interest will be borne and paid by the Assignee, and the Assignee indemnifies the Assignor against liability to pay any such fees.

11.2	Each Party will bear its own costs, including legal costs, associated with the negotiation,

preparation and execution of this Agreement and the Deed of Assignment.

12.
FURTHER ASSURANCES

Each Party must execute and deliver all documents and use its best endeavours to do and procure to be done all acts, matters and things necessary or desirable to satisfy the Condition and to carry out and give full force and effect to the terms of this Agreement and the terms of the Act.

13.	NOTICE

13.1	Method and Addresses

All notices or other communications permitted or required to be given must be in writing and are deemed to have been received:

(a)	in the case of posting, on the third (tenth, if posting to another country) working day after it is posted;

(b)	in the case of delivery by hand, at the time of such delivery on a working day;

(c)
in the case of a facsimile transmission, at the time and date of dispatch shown in a report issued by the sender’s facsimile machine which confirms transmission to the recipient of the number of pages in the notice. If the time of dispatch is not on a working day or is after 4.00 pm on a working day, then it will be deemed received at the commencement of business on the next working day; and is to be delivered or sent to the relevant address as set out in Schedule 4.

13.2	Substitute Address A Party may at any time and from time to time designate a substitute address for the purpose of clause 13.1 by giving notice to the other Parties.

14.	WAIVER AND VARIATION

14.1
Waiver

No waiver of any provision of this Agreement nor consent to any departure from it by any of the Parties will be effective unless it is in writing signed by a duly authorised representative of the relevant Party. Such waiver or consent will be effective only for the specific instance and for the specific purpose for which it has been given.

14.2

Default or Delay Not Waiver

No default or delay on the part of any Party in exercising any rights, powers or privileges under this Agreement will operate as a waiver thereof nor will a single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

14.3	Variation

No variation of this Agreement will be effective as between the Parties unless made in writing and signed by a duly authorised representative of each of the Parties.

15.	BINDING EFFECT This Agreement is to be binding upon and shall enure to the benefit of the Parties and their lawful permitted assigns.

16.

SEVERANCE

If a provision of this Agreement is held to be illegal, void or unenforceable by any Court or administrative body having jurisdiction, such determination will not affect the remaining parts of this Agreement which shall remain in full force and effect as if such illegal or unenforceable provision had not been included.

17.	RIGHTS OF PARTIES

17.1
All remedies, rights, undertakings, obligations or agreements of the Parties arising by law, this Agreement or otherwise are cumulative and are not in limitation of any other right, remedy, undertaking, obligation or agreement of such Party. Each Party may follow any remedy to which such Party is entitled by law, this Agreement or otherwise concurrently or successively at that Party’s option.

17.2	The rights, duties and obligations of the Parties are several and not joint nor joint and several.

17.3	Those clauses which by their nature are intended to survive termination of this Agreement (including without limitation clauses 7 and 8) shall so survive termination.

18.
ENTIRE AGREEMENT

This Agreement constitutes the entire agreement between the Parties with respect to the subject matter of this Agreement and supersedes and extinguishes any covenants, agreements, representations and warranties previously given or made. No oral or written warranties or representations not contained in this Agreement will be of any force or effect unless reduced to writing and signed by all Parties and expressed to be in modification of this Agreement.

19.	GOVERNING LAW This Agreement is to be governed and interpreted in accordance with the law of New Zealand. Each Party submits to the exclusive jurisdiction of the Courts of that country.

20.	COUNTERPART EXECUTION

20.1
This Agreement may be executed in counterparts, each of which is to be deemed an original but all of which will constitute one and the same instrument. Any signature page of a counterpart may be detached from it without impairing the legal effect of the signatures on it and attached to another counterpart identical in form but having attached to it one or more additional signature pages signed by the other Parties.

20.2
Upon execution by it of a counterpart of this Agreement, each Party will cause a facsimile copy of the signature page of the counterpart to be transmitted to each of the other Parties and each Party will:

(a) be bound by this Agreement from the time the last of the counterparts has been successfully transmitted; and

(b) post the originally executed counterpart executed by it to each other Party or as directed by the Operator.

EXECUTED AS AN AGREEMENT by the Parties on the date set out above.

Signed for and on behalf of	)
INDO-PACIFIC ENERGY (NZ) LIMITED	)
by its authorised representative:	)
)
)
	)	Director
)

Signed for and on behalf of	)
KRYSTAL CORPORATION PTE LTD	)
by its authorised representative:	)
)
)
	)	Director
)

SCHEDULE 1

PARTICIPATING INTERESTS IN PEP 38753

Permit Holder	Current Interest	Interest to Assign	Interests after Farmin
Indo-Pacific Energy (NZ) Limited	50.00%	20%
			30%
Tap Oil (New Zealand) Pty Limited Magellan Petroleum (NZ) Limited	25.00% 25.00%	0% 0%	25% 25%
Krystal Corporation Pte Ltd	00.00%	____	20%
TOTALS	100.00%	20%	100.00%

SCHEDULE 2

EARNING OBLIGATION

1.
The Earning Obligation is 26.4% of all authorised expenditure of planning and executing the Wawiri-1 well (or other agreed shallow well) including any sidetrack required to meet the objective, and completion and testing, in accordance with AFEs under the JVOA, or, if it is decided to abandon the well then 26.4% of AFE’s up to and including that operation. and

and

2.
26.4% of all authorised dry hole expenditure of planning and drilling the Akama-1 well (or other deep well agreed to be drilled by Tap, Magellan and Indo by majority vote excluding Krystal) including any sidetrack required to meet the objective, in accordance with AFEs under the JVOA, or, if it is decided to abandon the well then 26.4% of AFE’s up to and including that operation.

and

3.	20% of (approximately $250,000-$300,000) past costs plus GST

4.	The Assigned Interest shall also bear its pro rata share of all contributions, costs and payments payable under the JVOA, on and from the Effective Date.

SCHEDULE 3

Dated                                  2003

______________________________________________
_

INDO-PACIFIC ENERGY (NZ) LIMITED

AND

TAP OIL (NEW ZEALAND) PTY LIMITED

AND

MAGELLAN PETROLEUM (NZ) LIMITED

AND

KRYSTAL CORPORATION PTE LTD

DEED OF ASSIGNMENT AND ASSUMPTION - PEP
38753

THIS DEED is made 30 May 2003

BETWEEN: INDO-PACIFIC ENERGY (NZ) LIMITED, of 284 Karori Rd, Karori, Wellington, New
Zealand (“IPENZ”)
( the “Assignor”)

AND:

TAP OIL (NEW ZEALAND) PTY LIMITED, of Level 1, 47 Collins St, West Perth, WA 6005 Australia, (“Tap”)

AND

MAGELLAN PETROLEUM (NZ) LIMITED, of 10th Floor, 145 Eagle St, Brisbane, Australia (“Magellan”)

(together the ‘Continuing Parties’)

AND

KRYSTAL CORPORATION PTE LTD, of #4 Adina Rd, City Beach WA 6015 (the “Assignee”)

RECITALS

A.	As at the date of this Deed, the Assignor and the Continuing Parties are the parties to an unincorporated joint venture (the Joint Venture) for the purpose of holding their respective interests in PEP 38753 in the percentages set out as follows:

IPENZ Tap Magellan	50.00% 25.00% 25.00%

B.	The Assignor has agreed to assign to the Assignee the Assigned Interest and in order to comply with the terms of the Joint Venture the Parties have entered into this Deed.

AGREEMENT

1.1	DEFINITIONS AND INTERPRETATION

Definitions: In this Deed (including the Recitals), unless the context otherwise requires:

“Act” means the Crown Minerals Act 1991 of New Zealand;

“Assigned Interest” means the 20 % Participating Interest to be assigned by the Assignor to the Assignee;

“Deed” means this deed between the Parties;

“Effective Date” means [date of Farmout Agreement];

“Minister” means the Minister of Energy as defined under the Act who administers the approval and registration procedure under the Act;

“Parties” means each of the Assignors and the Assignee;

1.2	Interpretation: In this Deed, unless a contrary intention appears:

	(a)	a reference to this Deed is a reference to this Deed as amended, varied, novated or substituted from time to time;

	(b)	a reference to any legislation or any provision of any legislation includes:

(i) all regulations, orders or instruments issued under the legislation or provision; and

(ii) any modification, consolidation, amendment, re-enactment, replacement or codification of such legislation or provision;

	(c)	a word:

(i) importing the singular includes the plural and vice versa; and

(ii) denoting an individual includes corporations, firms, unincorporated bodies, authorities and instrumentalities;

	(d)	a reference to a Party to this Deed or any other instrument includes that Party’s executors, administrators, successors and permitted assigns;

	(e)	where a word or phrase is given meaning, any other part of speech or grammatical form has a corresponding meaning;

	(f)	a reference to a clause number, schedule number or annexure number (or letter) is a reference to a clause, schedule or annexure of this Deed; and

	(g)	words and expressions used in this Deed which are defined in the Act or the JVOA shall where the context admits have the same meaning as they have in the Act or the JVOA as the case may be.

2.	APPROVAL

2.1
This Deed and the assignments provided for by it are conditional upon the consent of the Minister being given to this Deed and the assignment pursuant to the Act. The assignment evidenced by this Deed will, when approved in accordance with the Act, take effect on and from the Effective Date.

2.2	The Parties must use all reasonable endeavours to have all dealings evidenced by this Deed approved as contemplated by clause 2.1 as expeditiously as possible.

2.3
If Ministerial consent to the assignments evidenced by this Deed is not received in accordance with clause 2.1 within 6 months from the Effective Date (or such other date as the Parties may agree), either Party may terminate this Deed by at least 30 days’ notice to the other Parties.

2.4
On termination of this Deed under clause 2.3, the Parties must execute all documents and do all other things necessary or desirable to place each other in the same position as they would have been had this Deed not been executed or acted upon.

3.	ASSIGNEE’S OBLIGATIONS

3.1
With effect on and from the Effective Date, the Assignor assigns to the Assignee and the Assignee assumes the obligations and liabilities in respect of the Assigned Interest arising on and from the Effective Date (excluding liabilities and obligations arising prior to the Effective Date) and shall be entitled to the full benefit and advantage of the Assigned Interest and all rights thereunder to the same extent to which the Assignor would have been so entitled had the Assigned Interest not been assigned to the Assignee.

3.2
The Assignee will indemnify and keep indemnified the Assignor and the Continuing Parties against all liability which the Assignor may incur by reason of any breach or non-observance by the Assignee of any of the provisions of this Deed.

3.3	With effect on and from the Effective Date, the Assignor and the Continuing Parties each accepts the commitment of the Assignee as set out in clauses 3.1 and 3.2.

4.	ASSIGNOR

4.1
The Assignor covenants and agrees with the Assignee to duly and punctually discharge all liabilities and perform all obligations incurred in respect of the Assigned Interest prior to the Effective Date (excluding liabilities and obligations scheduled for performance on or after the Effective Date) regardless of whether such liability and obligations arise before or after the Effective Date.

4.2
The Assignor shall indemnify and hold the Assignee harmless from and against all liability to the extent of the Assigned Interest which it may incur by reason of any breach or non-observance by that Assignor of this Deed.

5.	PARTICIPATING INTERESTS

5.1	The Parties agree that on and from the Effective Date their respective Participating Interests shall be as set out below:

IPENZ	30.00%
Tap	25.00%
Magellan	25.00%
Assignee	20.00%

6.	MISCELLANEOUS

6.1	This Deed will be binding upon and enure to the benefit of the Parties, their respective successors and each person who derives from them title to a Participating Interest.

6.2	This Deed will be governed by and construed in accordance with laws of New Zealand for the time being in force.

6.3	The Parties submit to the non-exclusive jurisdiction of the Courts of New Zealand and all courts competent to hear appeals therefrom.

6.4
The Parties will bear their own legal costs arising out of the preparation of this Deed, and the Assignee will bear all consent fees payable on this Deed and any document directly related to or consequential upon this Deed.

6.5	Each of the Parties must take all such steps, execute all such documents and do all such acts and things as may be reasonably required by any other Party to give effect to the intent of this Deed.

6.6	If any Party executes this Deed by means of an attorney then such attorney states that he or she has no notice of the revocation of that power of attorney.

6.7
If any of the provisions of this Deed are invalid or unenforceable, the invalidity or unenforceability shall not, affect the operation, construction or interpretation of any other provision of this Deed with the intent that the invalid or unenforceable provision shall be treated for all purposes as severed from this Deed.

EXECUTED by the parties as a Deed.

Executed for and on behalf of INDO-PACIFIC ENERGY (NZ) LIMITED by its Directors:

_______________________________	_______________________________
Signature of Director	Signature of Director

_______________________________	_______________________________
Name of Director	Name of Director

Executed for and on behalf of TAP OIL (NEW ZEALAND) PTY LIMITED by its Directors:

_______________________________	_______________________________
Signature of Director	Signature of Director

_______________________________	_______________________________
Name of Director	Name of Director

Executed for and on behalf of MAGELLAN PETROLEUM (NZ) LIMITED by its Directors:

_______________________________	_______________________________
Signature of Director	Signature of Director

_______________________________	_______________________________
Name of Director	Name of Director

Executed for and on behalf of KRYSTAL CORPORATION PTE LTD by its duly authorised representatives in the presence of:

_______________________________	_______________________________
Signature of witness	Signature of representative

_______________________________	_______________________________
Name of witness	Name of representative

SCHEDULE 4

ADDRESSES OF PARTIES

Party	Street Address	Postal Address	Attention of	Facsimile
IPENZ	284 Karori Road, Karori Wellington New Zealand	PO Box 17-258 Karori Wellington	Manager, Corporate Affairs	+64 4 476 0120
TAP	Level 1, 47 Collins St, West Perth,WA, 6005, Australia		Managing Director	+61 89 485 1060
MAGELLAN	10th Floor, 145 EagleSt, Brisbane, Australia		General Manager	+61738326400
ASSIGNEE	#4 Adina Rd, CityBeach, WA 6015		Chairman	+61893857349